UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2014

FLORIDA GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3500 NW 37th Avenue, Miami, FL 33142
(Address of principal executive offices) (Zip code)

(812) 945-7211

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 26, 2014, Florida Gaming Corporation (the “Company”) and its wholly-owned subsidiary, Florida Gaming Centers, Inc. (“Centers”), conducted an auction (the “Auction”) under the provisions of Chapter 11 (“Chapter 11”) of Title 11 of the United States Bankruptcy Code (“Bankruptcy Code”) to determine the highest and best bid for substantially all of Centers’ assets.

At the Auction, the Company and Centers determined the highest and best bid to be that of Fronton Holdings, LLC (“Fronton”). Fronton is an affiliate of ABC Funding, LLC (“ABC”), the administrative agent under a Credit Agreement dated April 25, 2011, by and among ABC, Centers, the Company, and the Lenders who are party thereto (the “Credit Agreement”). Fronton’s bid consisted of $140.0 million in cash, the assumption of approximately $13.77 million in debt obligations owed to Miami-Dade County, Florida, and the assumption of approximately $2.1 million in Centers’ accounts payable. The second highest and best bid at the Auction was that of GLP Capital, L.P., a Florida limited partnership, and MGA Florida Holding, LLC, a Florida limited liability company (collectively, “GLP/MGA”).

The Company and Centers expect the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”) to enter an order approving the results of the Auction, with ABC as the winning bidder and GLP/MGA as the alternate bidder.

As previously reported, on March 20, 2014, the Bankruptcy Court entered an order approving a Settlement Agreement (the “Settlement Agreement”) by and among (i) the Company, Centers, Tara Club Estates, Inc., and Freedom Holding, Inc.; (ii) the Committee of Unsecured Creditors of the Company and Centers in their respective bankruptcy cases, case no. 13-29598 for the Company and case no. 13-29597 for Centers (collectively, the “Bankruptcy Cases”); (iii) ABC, as administrative agent; and (iv) William B. Collett and William B. Collett, Jr.

Based on the priority of the payments set forth in the Settlement Agreement, after payment of administrative costs, fees and expenses arising as a result of the Bankruptcy Cases and the Auction, the Company expects the proceeds from the Auction to completely satisfy all of the Company’s and Centers’ obligations under the Credit Agreement (and related agreements), to repay in full all of Centers’ general unsecured creditors, and provide for a partial payment to the Company’s non-insider and unsubordinated creditors. The Company does not expect that insider or subordinated creditors of the Company will receive any payment as a result of the Auction. Further, the Company does not expect that its preferred or common stockholders will receive any distribution as a result of the Auction.

The foregoing description of the terms of the Settlement Agreement is qualified in its entirety by reference to the text of the Settlement Agreement, a copy of which is attached to the Company’s Current Report on Form 8-K dated March 20, 2014.

Forward-Looking Statements

Certain of the information contained in this report and the exhibits hereto should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Florida Gaming Corporation's current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Florida Gaming Corporation and its subsidiaries that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to continue as going concerns; the companies' ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted from time to time; the ability of the companies to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the companies to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies' ability to maintain contracts that are critical to operations; the potential adverse impact of the Chapter 11 cases on the companies' liquidity or results of operations; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; competitive pressures in the gaming industry; government legislation and regulation; and other risks and uncertainties set forth from time to time in Florida Gaming Corporation's reports to the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: April 7, 2014	By	/s/ W. Bennett Collett, Jr.
W. Bennett Collett, Jr.
Chief Executive Officer